Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release

FOR IMMEDIATE RELEASE	January 23, 2008
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com
WINTRUST FINANCIAL CORPORATION REPORTS 14% INCREASE IN FOURTH
QUARTER EARNINGS PER SHARE
     LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced quarterly net income of $15.6 million, or $0.65 per diluted share, for the period ended December 31, 2007, an increase of $0.08, or 14%, compared to the $15.0 million, or $0.57 per diluted share, recorded in the fourth quarter of 2006. Compared to the third quarter of 2007, earnings per diluted share increased $0.25, or 63%, on a $5.7 million increase in net income. Net income for the year ended December 31, 2007 was $55.7 million, or $2.24 per diluted common share compared to $66.5 million, or $2.56 per diluted common share, in 2006.
     Edward J. Wehmer, President and Chief Executive Officer, commenting on the results noted, “The fourth quarter results were acceptable given the current economic environment. For over two years we have been predicting the coming of this credit cycle and believe that we have positioned the Company appropriately. We believe our consistent underwriting standards are geared towards incurring credit losses in the range of 20-30 basis points which was generally our history from 1991 to 2003. The last few years have been extraordinarily good from a credit loss perspective. As we have indicated before, we believe the current credit cycle may result in loss ratios closer to pre-2004 levels. Both non-performing assets and net charge-offs increased in the fourth quarter, but are at levels that are within acceptable operating ranges and are as expected. The increase in non-performing assets is concentrated in three credit relationships. These relationships are being carefully monitored with work-out plans in process.”
     Mr. Wehmer added, “Strong core loan growth occurred during the fourth quarter. This positive momentum, coupled with the continued shift in our deposit mix puts the Company in good position for 2008. Our credit underwriting discipline over the past two years should provide us with opportunities in these challenging economic times. The continued dedication of our employees as they adhere to the fundamental principles of community banking will help us achieve our goals in the coming year.”

     Highlights of the fourth quarter of 2007 results were (see page 10 for non-GAAP performance measures and ratios reconciliations):
Net interest margin and other items (all items shown pre-tax):
—	Core net interest margin of 3.37%, up eight basis points over the fourth quarter of 2006.

—	Net interest margin of 3.08%, up one basis point from the fourth quarter of 2006 and down six basis points from the third quarter of 2007.

—	Sold $230 million of premium finance receivables resulting in $1.6 million of net gains.

—	Period-end loans (excluding premium finance receivable outstandings) increased $205 million, or 15% on an annualized basis, from September 30, 2007.

—	Provision for credit losses increased $1.9 million compared to the third quarter of 2007.

—	Non-performing assets increased $27.0 million from September 30, 2007, primarily related to three credit relationships.

—	Gain of $2.5 million recognized on the Company’s investment in an unaffiliated bank holding company that was acquired by another bank holding company.

—	Gain of $2.6 million realized from the sale of land held by the Company.
Mortgage banking related items (all items shown pre-tax):
—	Reduced estimated losses booked in third quarter of 2007 relating to recourse obligations on residential mortgage loans sold to investors and losses on certain residential loans held for sale by $707,000.

—	Mortgage banking revenue attributable to origination activities increased by $595,000 from the third quarter of 2007.

—	No additional recourse obligations in the fourth quarter from previous loan sales were necessary.
     The comparative year-to-date results were also impacted by certain activities in 2006. The major items were:
—	Trading income, primarily related to interest rate swaps, was $8.8 million in 2006. Early in the third quarter of 2006, the Company settled its position in certain interest rate swap contracts by selling them to third parties at prices essentially equal to the fair values recorded as of June 30, 2006.

—	Gain on the sale of the Wayne Hummer Growth Fund in the first quarter of 2006 was $2.4 million.
     Total assets of $9.4 billion at December 31, 2007 declined $203 million from December 31, 2006. Total deposits as of December 31, 2007 were $7.5 billion, a decrease of $398 million as compared to $7.9 billion at December 31, 2006. Total loans grew to $6.8 billion as of December 31, 2007, an increase of $305 million, or 5%, over the $6.5 billion balance as of December 31, 2006. Shareholders’ equity decreased to $739.6 million, or a book value of $31.56 per share, at December 31, 2007, compared to $773.3 million, or a book value of $30.38, per share at December 31, 2006.

     Wintrust’s key operating measures and growth rates for the fourth quarter of 2007 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				Change		Change
	Three Months Ended			From		From
	December 31,	September 30,	December 31,	3rd Quarter		4th Quarter
($ in thousands, except per share data)	2007	2007	2006	2007 (5)		2006
Net income	$15,643	$9,919	$15,010	58%		4%
Net income per common share – diluted	$0.65	$0.40	$0.57	63%		14%

Net revenue (1)	$93,406	$77,724	$84,805	20%		10%
Net interest income	$65,438	$66,187	$65,366	(1)%		—%

Net interest margin (4)	3.08%	3.14%	3.07%	(6	)bp	1	bp
Core net interest margin (2) (4)	3.37%	3.43%	3.29%	(6	)bp	8	bp
Net overhead ratio (3)	1.49%	2.03%	1.69%	(54	)bp	(20	)bp
Return on average assets	0.65%	0.42%	0.63%	23	bp	2	bp
Return on average equity	8.56%	5.53%	7.83%	303	bp	73	bp

At end of period
Total assets	$9,368,859	$9,465,114	$9,571,852	(4)%		(2)%
Total loans	$6,801,602	$6,808,359	$6,496,480	—%		5%
Total deposits	$7,471,441	$7,578,064	$7,869,240	(6)%		(5)%
Total equity	$739,555	$721,973	$773,346	10%		(4)%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(5)	Period-end balance sheet percentage changes are annualized.
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing “Supplemental Financial Info.”

Acquisitions, Stock Offering/Regulatory Capital and New Locations – Impacting
Comparative Financial Results
Acquisitions
     On May 31, 2006, Wintrust announced the completion of its acquisition of Hinsbrook Bancshares, Inc. (“HBI”) in a stock and cash merger transaction (1,120,033 shares of common stock issued). HBI was the parent company of Hinsbrook Bank & Trust (“Hinsbrook Bank’”) which had five Illinois banking locations in Willowbrook, Downers Grove, Darien, Glen Ellyn and Geneva. Hinsbrook Bank began operations as a de novo bank in 1987 and had assets of approximately $500 million at the date of acquisition. On November 13, 2006, Hinsbrook Bank’s locations in Willowbrook, Downers Grove and Darien became part of Hinsdale Bank & Trust Company, Hinsbrook Bank’s Glen Ellyn location became part of Wheaton Bank & Trust Company and Hinsbrook Bank’s Geneva location was renamed and became the charter for St. Charles Bank & Trust Company. The results of operations of HBI are included in Wintrust’s consolidated financial results only since the effective date of acquisition.
     On November 1, 2007, the Company announced the completion of its previously announced acquisition of 100% of the ownership interests of Broadway Premium Funding Corporation (“Broadway”) from Sumitomo Corporation of America. Broadway was founded in 1999 and had approximately $60 million of premium finance receivables outstanding at the date of acquisition. Broadway provides financing for commercial property and casualty insurance premiums, mainly through insurance agents and brokers in the northeastern portion of the United States and California. The results of operations of Broadway are included in Wintrust’s consolidated financial results only since the effective date of acquisition.
Stock Offering/Regulatory Capital
     On September 5, 2006, Wintrust redeemed all 1,242,000 shares of the 9.00% Cumulative Trust Preferred Securities issued by Wintrust Capital Trust I at a redemption price equal to the $25.00 liquidation amount, plus accrued and unpaid distributions to the Redemption Date, for each Trust Preferred Security. The redemption of the Trust Preferred Securities was the result of the concurrent redemption by Wintrust of its 9.00% Junior Subordinated Debentures due 2028, all of which were held by the Wintrust Capital Trust I. The redemption was funded by the issuance of $50.0 million of trust preferred securities (the “Capital Securities”) in a private placement to institutional investors on September 1, 2006, by Wintrust’s newly formed wholly-owned special purpose finance subsidiary, Wintrust Capital Trust IX, a Delaware statutory trust (the “Trust”). The Capital Securities mature in September 2036, are redeemable at the Company’s option beginning after five years, and require quarterly distributions by the Trust to the holders of the Capital Securities, at a rate of 6.836% until the interest payment date on September 15, 2011, and thereafter at a rate equal to the three-month LIBOR rate plus 1.63%.
     In conjunction with the completion of the acquisition of HBI in May 2006, Wintrust received $25 million in proceeds upon funding a subordinated note with an unaffiliated bank that had been signed on October 25, 2005.

     In July 2006, the Company’s Board of Directors approved the repurchase of up to 2.0 million shares of its outstanding common stock over 18 months. The Company repurchased a total of approximately 1.8 million shares at an average price of $45.74 per share under the July 2006 share repurchase plan. In April 2007, the Company’s Board of Directors authorized the repurchase of up to an additional 1.0 million shares of its outstanding common stock over the next 12 months. This repurchase authorization replaced the July 2006 share repurchase plan and the Company began to repurchase shares in July 2007 and repurchased 1.0 million shares at an average price of $37.57 per share during the third and fourth quarters of 2007.
De Novo/Acquired Banking Locations Activity
     Over the past 12 months, Wintrust opened the following banking locations:
—	Hoffman Estates, Illinois (Barrington Bank & Trust Company) – opened second quarter 2007

—	Hartland, Wisconsin (Town Bank) – opened second quarter 2007

—	Bloomingdale, Illinois (Advantage National Bank) – opened second quarter 2007

—	Island Lake, Illinois (Libertyville Bank & Trust Company) – opened second quarter of 2007

—	North Chicago, Illinois (Lake Forest Bank & Trust Company) – opened first quarter of 2007
Financial Performance Overview
     For the fourth quarter of 2007, net interest income totaled $65.4 million, unchanged compared to the fourth quarter of 2006. Average earning assets for the fourth quarter of 2007 grew $40 million over the fourth quarter of 2006, less than a 1% increase. Average loans increased by $450 million while liquidity management assets decreased by $408 million over the past 12 months. Total average earning assets increased by $107 million in the fourth quarter of 2007 compared to the third quarter of 2007, comprised solely of loan growth. A shift in the mix of retail funding over the last 12 months was evidenced as a decrease in the average balance of certificates of deposits of approximately $500 million was offset by a $251 million increase in the average balance of Savings, NOW, Money Market and wealth management deposits.
     The provision for credit losses totaled $6.2 million for the fourth quarter of 2007 compared to $1.9 million for the fourth quarter of 2006. The provision for credit losses in the fourth quarter of 2007 reflects the Company’s current net charge-offs and credit quality levels.
     The net interest margin for the fourth quarter of 2007 was 3.08%, compared to 3.07% in the fourth quarter of 2006 and 3.14% in the third quarter of 2007. Core net interest margin, which excludes both the impact of the Company’s trust preferred securities and the common stock repurchases on the net interest margin, was 3.37% in the fourth quarter of 2007, an improvement compared to 3.29% in the fourth quarter of 2006 and a decrease from the 3.43% in the third quarter of 2007. The increase in the core net interest margin in the fourth quarter of 2007 when compared to the fourth quarter of 2006 is directly attributable to the higher loan-to-deposit ratio and the shift in deposits away from higher cost retail certificates of deposit. In the fourth quarter of 2007, declining interest rates and stiffening competitive deposit pricing pressures negated the impact of these efforts as loan yields have declined at a faster pace than deposit prices. The yield on loans decreased 27 basis points and the rate on interest-bearing deposits decreased 17 basis points compared to the third quarter of 2007.
     On a year-to-date basis, the net interest margin for 2007 was 3.11% compared to 3.10% for 2006. The core net interest margin improved to 3.38% for 2007 compared to 3.32% for 2006. Net interest income for 2007 totaled $261.6 million, an increase of $12.7 million, or 5%, as compared to the $248.9 million recorded in 2006.
     Non-interest income totaled $28.0 million in the fourth quarter of 2007, increasing $8.5 million, or 44%, compared to the fourth quarter of 2006. The increase was attributable to improvements of $1.3 million in wealth management revenue, $2.7 million from gains on available-for-sale securities, $1.4 million from gain on sales of premium finance receivables, $1.3 million from fees from covered call options and a gain recorded on the sale of Company owned land. On a year-to-date basis, non-interest income totaled $80.1 million in 2007, compared to $91.2 million in 2006. The decrease was primarily attributable to $8.5 million less of trading income recognized on interest rate swaps in 2006 and a decline in mortgage banking revenue of $7.5 million. Offsetting these two large decreases were the BOLI death benefit recorded in the third quarter of 2007, the gain recognized on the Company’s investment in an unaffiliated bank holding company that was acquired by another bank holding company in the fourth quarter of 2007 and the gain recognized on the sale of Company owned land in the fourth quarter of 2007.
     Non-interest expense totaled $63.6 million in the fourth quarter of 2007, increasing $4.1 million, or 7%, compared to the fourth quarter of 2006. Salary and employee benefits expense increased $987,000, while equipment costs increased $423,000, data processing costs increased $516,000, occupancy costs increased $775,000, professional fees increased $829,000 and the increase in FDIC insurance premiums added $1.0 million of additional expense.
     Non-performing assets totaled $75.7 million, or 0.81% of total assets, at December 31, 2007, compared to $37.4 million, or 0.39% of total assets, at December 31, 2006 and $48.7 million, or 0.51% of total assets, at September 30, 2007. Total non-performing assets have increased by $27.0 million since September 30, 2007 and $38.3 million since December 31, 2006. The increase in the fourth quarter of 2007 is primarily related to three credit relationships. During the fourth quarter, conditions warranted classifying these loans as non-performing. Annualized net charge-offs as a percentage of average loans for the fourth quarter of 2007 were 28 basis points, up from seven basis points in the fourth quarter of 2006. On a year-to-date basis, net charge-offs as a percentage of average loans for 2007 were 16 basis points, up from nine basis points in 2006.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2007	2006	2007	2006
Selected Financial Condition Data (at end of period):
Total assets	$9,368,859	$9,571,852
Total loans	6,801,602	6,496,480
Total deposits	7,471,441	7,869,240
Long-term debt – trust preferred securities	249,662	249,828
Total shareholders’ equity	739,555	773,346

Selected Statements of Income Data:
Net interest income	$65,438	$65,366	$261,550	$248,886
Net revenue (1)	93,406	84,805	341,638	340,118
Income before taxes	23,623	23,447	83,824	104,241
Net income	15,643	15,010	55,653	66,493
Net income per common share – Basic	0.67	0.59	2.31	2.66
Net income per common share – Diluted	0.65	0.57	2.24	2.56

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (6)	3.08%	3.07%	3.11%	3.10%
Core net interest margin (2) (6)	3.37	3.29	3.38	3.32
Non-interest income to average assets	1.17	0.82	0.85	1.02
Non-interest expense to average assets	2.66	2.51	2.57	2.56
Net overhead ratio (3)	1.49	1.69	1.72	1.54
Efficiency ratio (4) (6)	69.44	69.82	71.06	66.96
Return on average assets	0.65	0.63	0.59	0.74
Return on average equity	8.56	7.83	7.64	9.47

Average total assets	$9,497,111	$9,412,775	$9,442,277	$8,925,557
Average total shareholders’ equity	725,145	760,271	727,972	701,794
Average loans to average deposits ratio	93.1%	84.3%	90.1%	82.2%

Common Share Data at end of period:
Market price per common share	$33.13	$48.02
Book value per common share	$31.56	$30.38
Common shares outstanding	23,430,490	25,457,935

Other Data at end of period:
Allowance for credit losses (5)	$50,882	$46,512
Non-performing assets	$75,712	$37,446
Allowance for credit losses to total loans (5)	0.75%	0.72%
Non-performing assets to total assets	0.81%	0.39%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	8
Banking offices	77	73

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities and the interest expense incurred to fund common stock repurchases.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	The allowance for credit losses includes both the allowance for loan losses and the allowance for lending-related commitments.

(6)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Unaudited)
	December 31,	September 30,	December 31,
(In thousands)	2007	2007	2006

Assets
Cash and due from banks	$170,190	$149,970	$169,071
Federal funds sold and securities purchased under resale agreements	90,964	62,297	136,221
Interest bearing deposits with banks	10,410	9,740	19,259
Available-for-sale securities, at fair value	1,303,837	1,536,027	1,839,716
Trading account securities	1,571	1,350	2,324
Brokerage customer receivables	24,206	23,800	24,040
Mortgage loans held-for-sale	109,552	104,951	148,331
Loans, net of unearned income	6,801,602	6,808,359	6,496,480
Less: Allowance for loan losses	50,389	48,757	46,055

Net loans	6,751,213	6,759,602	6,450,425
Premises and equipment, net	339,297	336,755	311,041
Accrued interest receivable and other assets	273,678	192,938	180,889
Goodwill	276,204	268,983	268,936
Other intangible assets	17,737	18,701	21,599

Total assets	$9,368,859	$9,465,114	$9,571,852

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$664,264	$658,214	$699,203
Interest bearing	6,807,177	6,919,850	7,170,037

Total deposits	7,471,441	7,578,064	7,869,240

Notes payable	60,700	71,900	12,750
Federal Home Loan Bank advances	415,183	408,192	325,531
Other borrowings	254,434	271,106	162,072
Subordinated notes	75,000	75,000	75,000
Long-term debt — trust preferred securities	249,662	249,704	249,828
Accrued interest payable and other liabilities	102,884	89,175	104,085

Total liabilities	8,629,304	8,743,141	8,798,506

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	26,281	26,060	25,802
Surplus	539,127	532,407	519,233
Treasury stock	(122,196)	(107,742)	(16,343)
Common stock warrants	459	618	681
Retained earnings	309,556	293,913	261,734
Accumulated other comprehensive loss	(13,672)	(23,283)	(17,761)

Total shareholders’ equity	739,555	721,973	773,346

Total liabilities and shareholders’ equity	$9,368,859	$9,465,114	$9,571,852

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In thousands, except per share data)	2007	2006	2007	2006
Interest income
Interest and fees on loans	$131,888	$128,526	$525,610	$456,384
Interest bearing deposits with banks	150	231	841	651
Federal funds sold and securities purchased under resale agreements	275	1,469	3,774	5,393
Securities	18,979	22,902	79,402	93,398
Trading account securities	10	10	55	51
Brokerage customer receivables	415	502	1,875	2,068

Total interest income	151,717	153,640	611,557	557,945

Interest expense
Interest on deposits	70,965	76,949	294,914	265,729
Interest on Federal Home Loan Bank advances	4,550	3,731	17,558	14,675
Interest on notes payable and other borrowings	4,783	1,319	13,794	5,638
Interest on subordinated notes	1,308	1,385	5,181	4,695
Interest on long-term debt — trust preferred securities	4,673	4,890	18,560	18,322

Total interest expense	86,279	88,274	350,007	309,059

Net interest income	65,438	65,366	261,550	248,886
Provision for credit losses	6,217	1,893	14,879	7,057

Net interest income after provision for credit losses	59,221	63,473	246,671	241,829

Non-interest income
Wealth management	8,320	6,990	31,341	31,720
Mortgage banking	5,793	6,003	14,888	22,341
Service charges on deposit accounts	2,288	1,839	8,386	7,146
Gain on sales of premium finance receivables	1,596	165	2,040	2,883
Administrative services	965	1,125	4,006	4,598
Gains on available-for-sale securities, net	2,834	89	2,997	17
Other	6,172	3,228	16,430	22,527

Total non-interest income	27,968	19,439	80,088	91,232

Non-interest expense
Salaries and employee benefits	36,583	35,596	141,816	137,008
Equipment	4,034	3,611	15,363	13,529
Occupancy, net	5,902	5,127	21,987	19,807
Data processing	2,721	2,205	10,420	8,493
Advertising and marketing	1,212	1,356	5,318	5,074
Professional fees	2,045	1,216	7,090	6,172
Amortization of other intangible assets	964	1,159	3,861	3,938
Other	10,105	9,195	37,080	34,799

Total non-interest expense	63,566	59,465	242,935	228,820

Income before taxes	23,623	23,447	83,824	104,241
Income tax expense	7,980	8,437	28,171	37,748

Net income	$15,643	$15,010	$55,653	$66,493

Net income per common share – Basic	$0.67	$0.59	$2.31	$2.66

Net income per common share – Diluted	$0.65	$0.57	$2.24	$2.56

Cash dividends declared per common share	$—	$—	$0.32	$0.28

Weighted average common shares outstanding	23,471	25,579	24,107	25,011
Dilutive potential common shares	699	889	781	916

Average common shares and dilutive common shares	24,170	26,468	24,888	25,927

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS
The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.
Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.
Management also evaluates the net interest margin excluding the net interest expense associated with the Company’s Long-term debt – trust preferred securities and the interest expense incurred to fund common stock repurchases (“Core Net Interest Margin”). Because trust preferred securities are utilized by the Company primarily as capital instruments and the cost incurred to fund common stock repurchases is capital utilization related, management finds it useful to view the net interest margin excluding these expenses and deems it to be a more meaningful view of the operational net interest margin of the Company.
A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands)	2007	2006	2007	2006
(A) Interest income (GAAP)	$151,717	$153,640	$611,557	$557,945
Taxable-equivalent adjustment:
– Loans	208	87	826	409
– Liquidity management assets	754	360	2,388	1,195
– Other earning assets	2	2	13	17

Interest income – FTE	$152,681	$154,089	$614,784	$559,566

(B) Interest expense (GAAP)	86,279	88,274	350,007	309,059

Net interest income – FTE	$66,402	$65,815	$264,777	$250,507

(C) Net interest income (GAAP) (A minus B)	$65,438	$65,366	$261,550	$248,886
Net interest income – FTE	$66,402	$65,815	$264,777	$250,507
Add: Net interest expense on long-term debt – trust preferred securities and interest cost incurred for common stock repurchases (1)	6,257	4,697	23,170	17,838

Core net interest income – FTE (2)	$72,659	$70,512	$287,947	$268,345

(D) Net interest margin (GAAP)	3.03%	3.04%	3.07%	3.07%
Net interest margin – FTE	3.08%	3.07%	3.11%	3.10%
Core net interest margin — FTE (2)	3.37%	3.29%	3.38%	3.32%

(E) Efficiency ratio (GAAP)	70.18%	70.19%	71.74%	67.28%
Efficiency ratio – FTE	69.44%	69.82%	71.06%	66.96%

(1)	Interest expense from the long-term debt – trust preferred securities are net of the interest income on the Common Securities owned by the Trusts and included in interest income. Interest cost incurred for common stock repurchases is estimated using current period average rates on certain debt obligations.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	December 31,	September 30,	December 31,	September 30,	December 31,
(Dollars in thousands)	2007	2007	2006	2007 (1)	2006
Balance:
Commercial and commercial real estate (3)	$4,408,661	$4,219,320	$4,068,437	17.8%	8.4%
Home equity	678,298	654,022	666,471	14.7	1.8
Residential real estate	226,686	220,084	207,059	11.9	9.5
Premium finance receivables	1,078,185	1,289,920	1,165,846	(65.1)	(7.5)
Indirect consumer loans (2)	241,393	253,058	249,534	(18.3)	(3.3)
Tricom finance receivables	27,719	33,342	43,975	(66.9)	(37.0)
Other loans (3)	140,660	138,613	95,158	5.9	47.8

Total loans, net of unearned income	$6,801,602	$6,808,359	$6,496,480	(0.4)%	4.7%

Mix:
Commercial and commercial real estate	64.8%	62.0%	62.6%
Home equity	10.0	9.6	10.3
Residential real estate	3.3	3.2	3.2
Premium finance receivables	15.9	18.9	17.9
Indirect consumer loans (2)	3.5	3.7	3.8
Tricom finance receivables	0.4	0.5	0.7
Other loans (3)	2.1	2.1	1.5

Total loans, net of unearned income	100.0%	100.0%	100.0%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans

(3)	Approximately $56.2 million of loans originally reported as commercial and commercial real estate ($53.6 million) and home equity ($2.6 million) were reclassified in the third quarter of 2007 and are now included in other.
DEPOSITS

				% Growth
				From	From
	December 31,	September 30,	December 31,	September 30,	December 31,
(Dollars in thousands)	2007	2007	2006	2007 (1)	2006
Balance:
Non-interest bearing	$664,264	$658,214	$699,203	3.6%	(5.0)%
NOW	1,014,780	1,005,002	844,875	3.9	20.1
Wealth Management deposits (2)	599,426	563,003	529,730	25.7	13.2
Money market	701,972	690,798	690,938	6.4	1.6
Savings	297,586	291,466	304,362	8.3	(2.2)
Time certificates of deposit	4,193,413	4,369,581	4,800,132	(16.0)	(12.6)

Total deposits	$7,471,441	$7,578,064	$7,869,240	(5.6)%	(5.1)%

Mix:
Non-interest bearing	8.9%	8.7%	8.9%
NOW	13.6	13.3	10.7
Wealth Management deposits (2)	8.0	7.4	6.7
Money market	9.4	9.1	8.8
Savings	4.0	3.8	3.9
Time certificates of deposit	56.1	57.7	61.0

Total deposits	100.0%	100.0%	100.0%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks

NET INTEREST INCOME
The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2007 compared to the fourth quarter of 2006 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	December 31, 2007			December 31, 2006
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,552,675	$20,158	5.15%	$1,960,718	$24,962	5.05%
Other earning assets (2) (3) (8)	23,875	427	7.09	25,538	514	8.00
Loans, net of unearned income (2) (4) (8)	6,985,850	132,096	7.50	6,535,949	128,613	7.81

Total earning assets (8)	$8,562,400	$152,681	7.07%	$8,522,205	$154,089	7.17%

Allowance for loan losses	(50,190)			(47,185)
Cash and due from banks	131,240			123,577
Other assets	853,661			814,178

Total assets	$9,497,111			$9,412,775

Interest-bearing deposits	$6,845,466	$70,965	4.11%	$7,094,084	$76,949	4.30%
Federal Home Loan Bank advances	411,480	4,550	4.39	351,572	3,731	4.21
Notes payable and other borrowings	433,983	4,783	4.37	146,658	1,319	3.57
Subordinated notes	75,000	1,308	6.82	75,000	1,385	7.23
Long-term debt – trust preferred securities	249,677	4,673	7.32	249,843	4,890	7.66

Total interest-bearing liabilities	$8,015,606	$86,279	4.27%	$7,917,157	$88,274	4.42%

Non-interest bearing deposits	657,029			659,984
Other liabilities	99,331			75,363
Equity	725,145			760,271

Total liabilities and shareholders’ equity	$9,497,111			$9,412,775

Interest rate spread (5) (8)			2.80%			2.75%
Net free funds/contribution (6)	$546,794		0.28	$605,048		0.32

Net interest income/Net interest margin (8)		$66,402	3.08%		$65,815	3.07%

Core net interest margin (7) (8)			3.37%			3.29%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2007 and 2006 were $964,000 and $449,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended December 31, 2007 totaled $66.4 million, an increase of $0.6 million, or 1%, as compared to the $65.8 million recorded in the same quarter of 2006. Average loans in the fourth quarter of 2007 increased $450 million, or 7%, over the fourth quarter of 2006.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the fourth quarter of 2007, the net interest margin was 3.08%, up one basis point when compared to the fourth quarter of 2006. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities and the interest expense related to the common stock repurchases, was 3.37% for the fourth quarter of 2007 and 3.29% for the fourth quarter of 2006.
The one basis point increase in the net interest margin occurred as the yield on earning assets decreased by ten basis points, the rate paid on interest-bearing liabilities decreased by 15 basis points and the contribution from net free funds decreased by four basis points. The earning asset yield decline in the fourth quarter of 2007 compared to the fourth quarter of 2006 was primarily attributable to a 31 basis point decrease in the yield on loans. The interest-bearing liability rate decrease of 15 basis points was due to lower costs of retail deposits as rates declined back to lower levels when compared to the fourth quarter of 2006.
The yield on total earning assets for the fourth quarter of 2007 was 7.07% as compared to 7.17% in the fourth quarter of 2006. The fourth quarter 2007 yield on loans was 7.50%, a 31 basis point decrease when compared to the prior year fourth quarter yield of 7.81%. The average loan-to-average deposit ratio increased to 93.1% in the fourth quarter of 2007 from 84.3% in the fourth quarter of 2006. The increase in this ratio in the fourth quarter of 2007 compared to the fourth quarter of 2006 is primarily a result of the strong commercial and commercial real-estate loan growth combined with a reduction in the retail deposit base as the Company worked to reduce levels of higher rate certificates of deposits. Due to the average loan-to-average deposit ratio being consistently above the target of 85% to 90%, the Company reinstated its program of selling premium finance receivables by selling $230 million of outstanding balances in the fourth quarter of 2007. Accordingly, the period-end loan to deposit ratio as of December 31, 2007 declined to 91.0%.
The rate paid on interest-bearing liabilities decreased to 4.27% in the fourth quarter of 2007 as compared to 4.42% in the fourth quarter of 2006. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, decreased to 5.16% in the fourth quarter of 2007 compared to 5.42% in the fourth quarter of 2006. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.
The cost of interest-bearing deposits decreased in the fourth quarter of 2007 to 4.11% compared to 4.30% in the fourth quarter of 2006. The focus in 2007 on retail deposit pricing and changing the mix of deposits has helped offset the competitive pricing of retail certificates of deposit. The Company has made progress in shifting its mix of retail deposits away from certificates of deposit into lower cost, more variable rate NOW, money market and wealth management deposits.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the fourth quarter of 2007 compared to the third quarter of 2007 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	December 31, 2007			September 30, 2007
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,552,675	$20,158	5.15%	$1,551,389	$20,079	5.13%
Other earning assets (2) (3) (8)	23,875	427	7.09	23,882	527	8.76
Loans, net of unearned income (2) (4) (8)	6,985,850	132,096	7.50	6,879,856	134,793	7.77

Total earning assets (8)	$8,562,400	$152,681	7.07%	$8,455,127	$155,399	7.29%

Allowance for loan losses	(50,190)			(48,839)
Cash and due from banks	131,240			129,904
Other assets	853,661			845,868
Total assets	$9,497,111			$9,382,060

Interest-bearing deposits	$6,845,466	$70,965	4.11%	$6,892,110	$74,324	4.28%
Federal Home Loan Bank advances	411,480	4,550	4.39	403,590	4,479	4.40
Notes payable and other borrowings	433,983	4,783	4.37	330,184	3,721	4.47
Subordinated notes	75,000	1,308	6.82	75,000	1,305	6.81
Long-term debt – trust preferred securities	249,677	4,673	7.32	249,719	4,629	7.25

Total interest-bearing liabilities	$8,015,606	$86,279	4.27%	$7,950,603	$88,458	4.41%

Non-interest bearing deposits	657,029			643,338
Other liabilities	99,331			76,004
Equity	725,145			712,115
Total liabilities and shareholders’ equity	$9,497,111			$9,382,060

Interest rate spread (5) (8)			2.80%			2.88%
Net free funds/contribution (6)	$546,794		0.28	$504,524		0.26

Net interest income/Net interest margin (8)		$66,402	3.08%		$66,941	3.14%

Core net interest margin (7) (8)			3.37%			3.43%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended December 31, 2007 was $964,000 and for the three months ended September 30, 2007 was $754,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
Tax-equivalent net interest income for the quarter ended December 31, 2007 totaled $66.4 million, a decrease of $0.5 million, or 1%, as compared to the $66.9 million recorded in the third quarter of 2007. Average loans in the fourth quarter of 2007 increased $106 million, or 6% on an annualized basis, over the third quarter of 2007.

For the fourth quarter of 2007, the net interest margin was 3.08%, down six basis points from the third quarter of 2007. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities and the interest expense related to the repurchase of treasury stock, was 3.37% for the fourth quarter of 2007 compared to 3.43% for the third quarter of 2007. The six basis point decline in the core net interest margin reflects the lower interest rate environment with a slightly asset sensitive balance sheet and the interest income reversals related to nonaccrual loans.
The net interest margin decrease of six basis points in the fourth quarter of 2007 compared to the third quarter of 2007 occurred as the yield on earning assets decreased by 22 basis points, the rate paid on interest-bearing liabilities decreased by 14 basis points and the contribution from net free funds increased by two basis points. The earning asset yield decline in the fourth quarter of 2007 compared to the third quarter of 2007 was primarily attributable to yields on loans declining in a downward trending interest rate environment.
The yield on total earning assets for the fourth quarter of 2007 was 7.07% as compared to 7.29% in the third quarter of 2007. The fourth quarter 2007 yield on loans was 7.50%, a 27 basis point decrease when compared to the third quarter yield of 7.77%. The average loan-to-average deposit ratio increased to 93.1% in the fourth quarter of 2007 from 91.3% in the third quarter of 2007.
The rate paid on interest-bearing deposits decreased to 4.11% in the fourth quarter of 2007 as compared to 4.28% in the third quarter of 2007. This represents the third consecutive quarter of decreasing costs of interest-bearing deposits. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, was 5.16% in the fourth quarter of 2007 and 5.27% in the third quarter of 2007.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the year ended December 31, 2007 compared to the year ended December 31, 2006:

	Year Ended			Year Ended
	December 31, 2007			December 31, 2006
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate
Liquidity management assets (1) (2) (8)	$1,674,719	$86,405	5.16%	$2,054,798	$100,637	4.90%
Other earning assets (2) (3) (8)	24,721	1,943	7.86	29,675	2,136	7.20
Loans, net of unearned income (2) (4) (8)	6,824,880	526,436	7.71	6,013,344	456,793	7.60

Total earning assets (8)	$8,524,320	$614,784	7.21%	$8,097,817	$559,566	6.91%

Allowance for loan losses	(48,605)			(44,648)
Cash and due from banks	131,271			125,253
Other assets	835,291			747,135

Total assets	$9,442,277			$8,925,557

Interest-bearing deposits	$6,927,936	$294,914	4.26%	$6,695,139	$265,729	3.97%
Federal Home Loan Bank advances	400,552	17,558	4.38	364,149	14,675	4.03
Notes payable and other borrowings	318,540	13,794	4.33	149,764	5,638	3.76
Subordinated notes	75,000	5,181	6.81	66,742	4,695	6.94
Long-term debt – trust preferred securities	249,739	18,560	7.33	237,249	18,322	7.62

Total interest-bearing liabilities	$7,971,767	$350,007	4.39%	$7,513,043	$309,059	4.11%

Non-interest bearing deposits	647,715			623,542
Other liabilities	94,823			87,178
Equity	727,972			701,794

Total liabilities and shareholders’ equity	$9,442,277			$8,925,557

Interest rate spread (5) (8)			2.82%			2.80%
Net free funds/contribution (6)	$552,553		0.29	$584,774		0.30

Net interest income/Net interest margin (8)		$264,777	3.11%		$250,507	3.10%

Core net interest margin (7) (8)			3.38%			3.32%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the years ended December 31, 2007 and 2006 were $3.2 million and $1.6 million, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of the net interest expense associated with Wintrust’s Long-term Debt – Trust Preferred Securities and the interest expense incurred to fund common stock repurchases.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
     Tax-equivalent net interest income for the year ended December 31, 2007 totaled $264.8 million, an increase of $14.3 million, or 6%, as compared to the $250.5 million recorded in the same period of 2006. The year-to-date net interest margin of 3.11% increased one basis point from the prior year. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities and the interest expense related to common stock repurchases, was 3.38% for 2007 compared to 3.32% for 2006.

NON-INTEREST INCOME
For the fourth quarter of 2007, non-interest income totaled $28.0 million and increased $8.5 million compared to the fourth quarter of 2006. The increase was primarily attributable to wealth management revenues, gain on sales of premium finance receivables, gains on available-for-sale securities, fees from covered call options and a gain on sale of land.
The following table presents non-interest income by category for the three months ended December 31, 2007 and 2006:

	Three Months Ended
	December 31,		$	%
(Dollars in thousands)	2007	2006	Change	Change
Brokerage	$5,464	$4,735	729	15.4
Trust and asset management	2,856	2,255	601	26.6

Total wealth management	8,320	6,990	1,330	19.0

Mortgage banking	5,793	6,003	(210)	(3.5)
Service charges on deposit accounts	2,288	1,839	449	24.5
Gain on sales of premium finance receivables	1,596	165	1,431	N/M
Administrative services	965	1,125	(160)	(14.3)
Gains on available-for-sale securities, net	2,834	89	2,745	N/M
Other:
Fees from covered call options	1,693	390	1,303	334.8
Trading income – net cash settlement of swaps	—	—	—	—
Trading income (loss) – change in fair market value	148	(8)	156	N/M
Bank Owned Life Insurance	903	902	1	0.1
Miscellaneous	3,428	1,944	1,484	76.3

Total other	6,172	3,228	2,944	91.2

Total non-interest income	$27,968	$19,439	8,529	43.9

N/M = Not Meaningful
Wealth management is comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments and Wayne Hummer Asset Management Company. Wealth management totaled $8.3 million in the fourth quarter of 2007, a $1.3 million increase from the $7.0 million recorded in the fourth quarter of 2006. This represents the highest level of recurring revenue recorded by this segment since the first quarter of 2004. The Company anticipates continued growth of the wealth management platform throughout its banking locations.
Mortgage banking includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market. For the quarter ended December 31, 2007, this revenue source totaled $5.8 million, a decrease of $210,000 when compared to the fourth quarter of 2006. Mortgage banking revenue in the fourth quarter of 2007 was comprised of $5.4 million from new loan origination activities, $1.3 million from the reversal of estimated losses related to recourse obligations on residential mortgage loans sold to investors previously recorded offset by an additional $583,000 fair market value adjustment on residential mortgage loans held for sale and $343,000 for the change in the fair market value of MSRs and mortgage banking derivatives. Mortgage banking revenue in the fourth quarter of 2006 was comprised of $6.2 million from new loan origination activities offset by $233,000 for the change in the fair market value of mortgage servicing rights and mortgage banking derivatives. The $5.4 million of revenue from new loan origination activities recorded in the fourth quarter of 2007 compares favorably to the $6.2 million recorded in the fourth quarter of 2006, given changes in the residential real estate markets over the past 12 months. Future growth of mortgage banking is impacted by the interest rate environment and will continue to be dependent upon the relative level of long-term interest rates. A continuation of the existing depressed residential real-estate environment may continue to hamper mortgage banking production growth.

Service charges on deposit accounts totaled $2.3 million for the fourth quarter of 2007, an increase of $449,000, or 25%, when compared to the same quarter of 2006. This increase was primarily due to the overall larger household account base. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.
Wintrust sold $230 million of premium finance receivables in the fourth quarter of 2007, recognizing $1.6 million of net gains. This compares to $165,000 of recognized gains in the fourth quarter of 2006 on clean-up calls of previous sales. Sales of these receivables in future quarters are dependent upon core loan growth in relation to retail deposit growth and capital management considerations.
The administrative services revenue contributed by Tricom added $1.0 million to total non-interest income in the fourth quarter of 2007 and $1.1 million in the fourth quarter of 2006. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing high-yielding, short-term accounts receivable financing to this same client base, which is included in the net interest income category.
Gains on available-for-sale securities in the fourth quarter were comprised mainly of a $2.5 million gain recognized on the Company’s investment in an unaffiliated bank holding company that was acquired by another bank holding company.
Other non-interest income for the fourth quarter of 2007 totaled $6.2 million compared to $3.2 million in the fourth quarter of 2006. The largest components of the increase in other income were fees from certain covered call option transactions increasing $1.3 million in the fourth quarter of 2007 compared the same period of 2006, a $2.6 million gain from the sale of property held by the Company partially offset by $980,000 of losses recognized on various limited partnership investments. Management has been able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management. The interest rate environment in the fourth quarter of 2007 was conducive to increased covered call option transaction revenue.
The following table presents non-interest income by category for the years ended December 31, 2007 and 2006:

	Years Ended
	December 31,		$	%
(Dollars in thousands)	2007	2006	Change	Change
Brokerage	$20,346	$19,615	731	3.7
Trust and asset management	10,995	12,105	(1,110)	(9.2)

Total wealth management	31,341	31,720	(379)	(1.2)

Mortgage banking	14,888	22,341	(7,453)	(33.4)
Service charges on deposit accounts	8,386	7,146	1,240	17.4
Gain on sales of premium finance receivables	2,040	2,883	(843)	(29.2)
Administrative services	4,006	4,598	(592)	(12.9)
Gains on available-for-sale securities, net	2,997	17	2,980	N/M
Other:
Fees from covered call options	2,628	3,157	(529)	(16.8)
Trading income – net cash settlement of swaps	—	1,237	(1,237)	N/M
Trading income – change in fair market value	265	7,514	(7,249)	(96.5)
Bank Owned Life Insurance	4,909	2,948	1,961	66.5
Miscellaneous	8,628	7,671	957	12.5

Total other	16,430	22,527	(6,097)	(27.1)

Total non-interest income	$80,088	$91,232	(11,144)	(12.2)

For the year ended December 31, 2007, non-interest income totaled $80.1 million and decreased $11.1 million compared to the year ended December 31, 2006. The decrease was primarily attributable to the lower levels of trading income recognized on interest rate swaps, the mortgage banking valuation and recourse obligation adjustments in the third quarter of 2007, the gain recognized on the sale of the Wayne Hummer Growth Fund in the first quarter of 2006 offset by the $2.5 million gain recognized on the Company’s investment in an unaffiliated bank holding company, a $2.6 million gain from the sale of property held by the Company, a BOLI death benefit of $1.4 million received in the third quarter of 2007 and higher levels of service charges on deposit accounts and core wealth management revenues.
Wealth management totaled $31.3 million in 2007, a $379,000 decrease from the $31.7 million recorded in 2006. Excluding the impact of the $2.4 million gain on the sale of the Wayne Hummer Growth Fund in the first quarter of 2006, total wealth management revenue increased by $2.0 million, or 7%, in 2007 compared to 2006.
In 2007, mortgage banking revenue totaled $14.9 million, a decrease of $7.5 million when compared to 2006. The 2007 results were hampered by mortgage banking valuation and recourse obligation adjustments totaling $6.0 million for the year. Excluding these adjustments that were booked in the third and fourth quarters of 2007, mortgage banking revenues would have been down only $1.5 million, or 7%.
Service charges on deposit accounts totaled $8.4 million in 2007, an increase of $1.2 million, or 17%, when compared to the same period of 2006.
During 2007, Wintrust sold premium finance receivables only in the fourth quarter. As a result of gains recorded on the clean-up calls of previous sales to an unrelated third party financial institution recorded in the first three quarters of 2007 and a net gain of $1.6 million recognized in the fourth quarter 2007 from receivables sold, the gain on sales of premium finance receivables decreased only $843,000 when compared to 2006.
The administrative services revenue contributed by Tricom added $4.0 million to total non-interest income in 2007 and $4.6 million in 2006. Competitive pricing pressures have hindered the revenue growth of this business during the past 12 months.
Gains on available-for-sale securities in 2007 were comprised mainly of a $2.5 million gain recognized in the fourth quarter of 2007 on the Company’s investment in an unaffiliated bank holding company that was acquired by another bank holding company.
Other non-interest income in 2007 totaled $16.4 million compared to $22.5 million in 2006. The largest components of the decrease in other income were the lower recognition of income on certain interest rate swaps and the trading account assets of the Company’s broker-dealer and $1.4 million of losses recognized on limited partnership investments. Early in the third quarter of 2006, the Company settled its position in certain interest rate swap contracts by selling them to third parties at prices essentially equal to the fair values recorded as of June 30, 2006. This component decreased $8.5 million in 2007 compared to a year ago. Offsetting these decreases were the increase in BOLI income described in the fourth quarter 2007 discussion above and a $2.6 million gain from the sale of property held by the Company.

NON-INTEREST EXPENSE
Non-interest expense for the fourth quarter of 2007 totaled $63.6 million and increased approximately $4.1 million, or 7%, from the fourth quarter 2007 total of $59.5 million.
The following table presents non-interest expense by category for the three months ended December 31, 2007 and 2006:

	Three Months Ended
	December 31,		$	%
(Dollars in thousands)	2007	2006	Change	Change
Salaries and employee benefits	$36,583	$35,596	987	2.8
Equipment	4,034	3,611	423	11.7
Occupancy, net	5,902	5,127	775	15.1
Data processing	2,721	2,205	516	23.4
Advertising and marketing	1,212	1,356	(144)	(10.7)
Professional fees	2,045	1,216	829	68.2
Amortization of other intangible assets	964	1,159	(195)	(16.8)
Other:
Commissions – 3rd party brokers	905	884	21	2.3
Postage	1,074	1,076	(2)	(0.2)
Stationery and supplies	849	909	(60)	(6.5)
FDIC insurance	1,257	229	1,028	448.1
Miscellaneous	6,020	6,097	(77)	(1.3)

Total other	10,105	9,195	910	9.9

Total non-interest expense	$63,566	$59,465	4,101	6.9

Salary and employee benefits expense increased $987,000, or 3%, in the fourth quarter of 2007 when compared to the fourth quarter of 2006. Base pay components contributed the majority of this increase.
Equipment, occupancy, data processing and marketing expenses have all been directly impacted by the additional and expanded banking locations in the past 12 months. In the fourth quarter of 2007, equipment cost increased $423,000, or 12%, while occupancy cost increased $775,000, or 15%, over the fourth quarter of 2006. Additionally, data processing increased $516,000, or 23%, while professional fees increased $829,000, or 68% primarily as a result of increased legal costs related to non-performing loans.
Total other expenses increased $910,000 in the fourth quarter of 2007 compared to the fourth quarter of 2006. In addition to the components listed in the table above, this category is comprised of expenses such as ATM expenses, correspondent banking charges, directors fees, telephone, travel and entertainment, corporate insurance and dues and subscriptions. A component that increased by a substantial amount was FDIC insurance due to a higher rate structure imposed on all financial institutions by the FDIC in the first quarter 2007, increasing $1.0 million over the fourth quarter of 2006. Other miscellaneous expense represents a large collection of controllable daily operating expenses. Excluding FDIC insurance, this group of expenses has decreased $118,000, or less than 1%, in the fourth quarter of 2007 compared to the fourth quarter of 2006.

The following table presents non-interest expense by category for the years ended December 31, 2007 and 2006:

	Years Ended
	December 31,		$	%
(Dollars in thousands)	2007	2006	Change	Change
Salaries and employee benefits	$141,816	$137,008	4,808	3.5
Equipment	15,363	13,529	1,834	13.6
Occupancy, net	21,987	19,807	2,180	11.0
Data processing	10,420	8,493	1,927	22.7
Advertising and marketing	5,318	5,074	244	4.8
Professional fees	7,090	6,172	918	14.9
Amortization of other intangible assets	3,861	3,938	(77)	(2.0)
Other:
Commissions – 3rd party brokers	3,854	3,842	12	0.3
Postage	3,841	3,940	(99)	(2.5)
Stationery and supplies	3,159	3,233	(74)	(2.3)
FDIC Insurance	3,713	911	2,802	307.5
Miscellaneous	22,513	22,873	(360)	(1.6)

Total other	37,080	34,799	2,281	6.6

Total non-interest expense	$242,935	$228,820	14,115	6.2

Non-interest expense for 2007 totaled $242.9 million and increased approximately $14.1 million, or 6%, from the 2006 total of $228.8 million. Non-interest expense categories increased as a result of the HBI acquisition in 2006 and the expanded and new branch locations opened in the past 12 months and the acquisition of Broadway. Salary and employee benefits, equipment, occupancy and marketing are directly impacted by the addition of new locations and the expansion of existing locations. The largest expense of the Company, salaries and employee benefits, increased less than 4% year over year.
Other expenses increased $2.3 million in 2007 compared to 2006. The $2.8 million increase in FDIC insurance premiums is directly responsible for this change. Excluding the increase in FDIC insurance, all operating expenses would have increased by $11.3 million, or 5%.

ASSET QUALITY
Allowance for Credit Losses

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands)	2007	2006	2007	2006
Allowance for loan losses at beginning of period	$48,757	$45,233	$46,055	$40,283
Provision for credit losses	6,217	1,893	14,879	7,057
Allowance acquired in business combinations	362	—	362	3,852
Reclassification from/(to) allowance for lending-related commitments	(36)	92	(36)	92

Charge-offs:
Commercial and commercial real estate loans	4,029	1,742	8,958	4,534
Home equity loans	156	64	289	97
Residential real estate loans	—	—	147	81
Consumer and other loans	130	118	593	371
Premium finance receivables	665	812	2,425	2,760
Indirect consumer loans	346	189	873	584
Tricom finance receivables	100	25	252	50

Total charge-offs	5,426	2,950	13,537	8,477

Recoveries:
Commercial and commercial real estate loans	234	1,533	1,732	2,299
Home equity loans	1	9	61	31
Residential real estate loans	6	2	6	2
Consumer and other loans	78	12	178	148
Premium finance receivables	148	169	514	567
Indirect consumer loans	48	52	172	191
Tricom finance receivables	—	10	3	10

Total recoveries	515	1,787	2,666	3,248

Net charge-offs	(4,911)	(1,163)	(10,871)	(5,229)

Allowance for loan losses at period end	$50,389	$46,055	$50,389	$46,055

Allowance for unfunded loan commitments at period end	$493	$457	$493	$457

Allowance for credit losses at period end	$50,882	$46,512	$50,882	$46,512

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial and commercial real estate loans	0.35%	0.02%	0.17%	0.06%
Home equity loans	0.09	0.03	0.04	0.01
Residential real estate loans	(0.01)	(0.00)	0.04	0.02
Consumer and other loans	0.14	0.42	0.38	0.23
Premium finance receivables	0.16	0.23	0.15	0.22
Indirect consumer loans	0.48	0.22	0.28	0.17
Tricom finance receivables	1.23	0.14	0.74	0.10

Total loans, net of unearned income	0.28%	0.07%	0.16%	0.09%

Net charge-offs as a percentage of the provision for loan losses	78.99%	61.44%	73.07%	74.10%

Loans at period-end			$6,801,602	$6,496,480
Allowance for loan losses as a percentage of loans at period-end			0.74%	0.71%
Allowance for credit losses as a percentage of loans at period-end			0.75%	0.72%

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for lending-related commitments relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The allowance for lending-related commitments (separate liability account) represents the portion of the provision for credit losses that was associated with unfunded lending-related commitments. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).
Non-performing Assets
The following table sets forth Wintrust’s non-performing assets at the dates indicated.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2007	2007	2006
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity (1)	$51	$85	$308
Commercial, consumer and other	14,742	2,207	8,454
Premium finance receivables	8,703	7,204	4,306
Indirect consumer loans	517	279	297
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	24,013	9,775	13,365

Non-accrual loans:
Residential real estate and home equity (1)	3,215	4,465	1,738
Commercial, consumer and other	33,267	20,452	12,959
Premium finance receivables	10,725	11,400	8,112
Indirect consumer loans	560	592	376
Tricom finance receivables	74	174	324

Total non-accrual	47,841	37,083	23,509

Total non-performing loans:
Residential real estate and home equity (1)	3,266	4,550	2,046
Commercial, consumer and other	48,009	22,659	21,413
Premium finance receivables	19,428	18,604	12,418
Indirect consumer loans	1,077	871	673
Tricom finance receivables	74	174	324

Total non-performing loans	71,854	46,858	36,874

Other real estate owned	3,858	1,834	572

Total non-performing assets	$75,712	$48,692	$37,446

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Residential real estate and home equity (1)	0.36%	0.52%	0.23%
Commercial, consumer and other	1.06	0.52	0.51
Premium finance receivables	1.80	1.44	1.07
Indirect consumer loans	0.45	0.34	0.27
Tricom finance receivables	0.27	0.52	0.74

Total non-performing loans	1.06%	0.69%	0.57%

Total non-performing assets as a percentage of total assets	0.81%	0.51%	0.39%

Allowance for loan losses as a percentage of non-performing loans	70.13%	104.05%	124.90%

(1)	Nonaccrual and past due greater than 90 days and still accruing residential mortgage loans held for sale are excluded from the nonperforming balances presented above. These balances totaled $2.0 million as of December 31, 2007 and $2.2 million as of September 30, 2007. Residential mortgage loans held for sale are accounted for at lower of aggregate cost or fair value, with valuation changes included as adjustments to non-interest income.

The provision for credit losses totaled $6.2 million for the fourth quarter of 2007 and $1.9 million for the fourth quarter of 2006. For the quarter ended December 31, 2007, net charge-offs totaled $4.9 million, an increase from the $1.2 million of net charge-offs recorded in the same period of 2006. On a ratio basis, annualized net charge-offs as a percentage of average loans were 0.28% in the fourth quarter of 2007 and 0.07% in the fourth quarter of 2006. On a year-to-date basis, the provision for credit losses totaled $14.9 million for 2007 and $7.1 million for 2006. Net charge-offs totaled $10.9 million for 2007, an increase from the $5.2 million of net charge-offs recorded in 2006. On a ratio basis, net charge-offs as a percentage of average loans were 0.16% in 2007 and 0.09% in 2006.
Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.
Non-performing Residential Real Estate and Home Equity
The non-performing residential real estate and home equity loans totaled $3.3 million as of December 31, 2007. The balance increased $1.2 million from December 31, 2006 and decreased $1.3 million from September 30, 2007. This category of non-performing loans consists of 14 individual credits representing eight home equity loans and six residential real estate loans. The average balance of loans in this category is approximately $233,000. On average, this is less than one residential real estate loan or home equity loan per chartered bank within the Company and the control and collection of these loans is very manageable. Each non-performing credit is well secured and in the process of collection. Management does not expect any material losses from the resolution of any of the credits in this category.
Non-performing Commercial, Consumer and Other
The commercial, consumer and other non-performing loan category totaled $48.0 million as of December 31, 2007. The balance in this category increased $26.6 million from December 31, 2006 and increased $25.4 million from September 30, 2007. The increase in the non-performing loans since September 30, 2007 was primarily the result of $32.3 million related to three credit relationships.
One of the relationships, totaling approximately $15.8 million relates to a residential real estate development in the southwestern suburbs of Chicago that is partially developed and was inherited as a result of the Hinsbrook Bank acquisition. Current market conditions have substantially slowed the sale of single family home lots. The Company believes the project has reasonable long term viability; however, given the current state of the residential real estate market, the ultimate resolution of this problem loan could span a lengthy period of time until market conditions stabilize. The Company is working on various scenarios to minimize the holding period and future losses, if any.
Another addition to this non-performing loan category relates to a credit that approximates $10.4 million secured by a low rise apartment complex that is being converted to condominiums. The project is located in one of the Company’s primary market areas. Sales have slowed on the project to levels less than originally projected. This loan was initially structured with significant equity and mezzanine debt subordinate to our position resulting in a conservative loan-to-value position at the inception of the loan. The Company believes that the current market conditions may have impacted the valuation of the property, but not to a level where our principal is at substantial risk. We believe our first lien position relative to the value of the collateral to be favorable. Management of the Company believes that there is reasonable interest in this property from investors and anticipates a relatively quick resolution to this situation.

The other significant addition to this category of non-performing loans is a $6.1 million loan relationship made to a long-time commercial customer of the Company who is involved in several small residential developments in the northern suburbs of Chicago. The slowdown in the residential real estate market has impacted the borrower’s ability to service the debt; however, sales do continue at a slower than projected pace. The loan relates to a variety of properties and these properties are not concentrated in any one development. Based on the Company’s evaluation of the collateral, we believe our loan is adequately secured at this time and anticipate that this loan will be resolved during 2008 as a result of collateral liquidations.
Non-performing Premium Finance Receivables
The table below presents the level of non-performing premium finance receivables as of December 31, 2007 and 2006, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	December 31, 2007	December 31, 2006
Non-performing premium finance receivables	$19,428	$12,418
- as a percent of premium finance receivables outstanding	1.80%	1.07%

Net charge-offs of premium finance receivables	$517	$643
- annualized as a percent of average premium finance receivables	0.16%	0.23%
As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.
The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.
Non-performing Indirect Consumer Loans
Total non-performing indirect consumer loans were $1.1 million at December 31, 2007, compared to $673,000 at December 31, 2006 and $871,000 at September 30, 2007. The ratio of these non-performing loans to total indirect consumer loans was 0.45% at December 31, 2007 compared to 0.27% at December 31, 2006 and 0.34% at September 30, 2007. As noted in the Allowance for Credit Losses table, net charge-offs as a percent of total indirect consumer loans were 0.48% for the quarter ended December 31, 2007 compared to 0.22% in the same period in 2006. The level of non-performing and net charge-offs of indirect consumer loans continue to be below standard industry ratios for this type of lending.

WINTRUST SUBSIDIARIES AND LOCATIONS
Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Darien, Downers Grove, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Island Lake, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mokena, Mundelein, North Chicago, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Wauconda, Western Springs, Willowbrook and Winnetka, and in Delafield, Elm Grove, Madison and Wales, Wisconsin.
Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its network of mortgage brokers. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.
As of December 31, 2007, Wintrust operated a total of 77 banking offices and is in the process of constructing several additional banking facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors.
FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s projected growth, anticipated improvements in earnings, earnings per share and other financial performance measures, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial results of condition from expected developments or events, the Company’s business and growth strategies, including anticipated internal growth, plans to form additional de novo banks and to open new branch offices, and to pursue additional potential development or acquisitions of banks, wealth management entities or specialty finance businesses. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•	Competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services).

•	Changes in the interest rate environment, which may influence, among other things, the growth of loans and deposits, the quality of the Company’s loan portfolio, the pricing of loans and deposits and interest income.

•	The extent of defaults and losses on our loan portfolio.

•	Unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings. De novo banks typically require 13 to 24 months of operations before becoming profitable, due to the impact of organizational and overhead expenses, the startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets.

•	The unique collection and delinquency risks associated with premium finance receivables.

•	Failure to identify and complete acquisitions in the future or unexpected difficulties or unanticipated developments related to the integration of acquired entities with the Company.

•	Legislative or regulatory changes or actions, or significant litigation involving the Company.

•	Changes in general economic conditions in the markets in which the Company operates.

•	The ability of the Company to receive dividends from its subsidiaries.

•	The loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank.

•	The ability of the Company to attract and retain senior management experienced in the banking and financial services industries.
Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.
CONFERENCE CALL AND WEBCAST
The Company will hold a conference call at 11:00 a.m. (Central Daylight Time) Wednesday, January 23, 2008, regarding fourth quarter earnings. Individuals interested in listening should call (877) 365-7575 and enter Conference ID #28167282. A simultaneous audio-only web cast of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Presentations &  Conference Calls, Conference Calls, Fourth Quarter 2007 Earnings Release Conference Call.
A replay of the call will be available beginning at 12:00 p.m. (Central Daylight Time) on January 23, 2008 and will run through 10:59 p.m. (Central Daylight Time) February 6, 2008, by calling (800) 642-1687 and entering Conference ID #28167282. Supplemental financial information referenced in the conference call can be found at (http://www.wintrust.com), Investor News, Supplemental Financial Info, after 6:00 a.m. (Central Daylight Time) on January 23, 2008.
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